Exhibit 16.1

June 26, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Heelys, Inc. Form 8-K dated June 26, 2009, and we have the following comments:

1.               We agree with the statements made in paragraphs 2, 3, and 4, and in the first sentence of paragraph 1.

2.               We have no basis on which to agree or disagree with the statements made in the 2nd or 3rd sentences of paragraph 1.

Yours truly,

/s/ Deloitte & Touche LLP